EXHIBIT 21

                              ORGANIZATIONAL CHART

                           COMMUNITY BANKSHARES, INC.



         Community Bank & Trust-Habersham, a wholly owned subsidiary of Community Bankshares, Inc. Financial Supermarkets, Inc., a wholly owned subsidiary of Community Bank & Trust-Habersham Financial Properties, Inc. , a wholly owned subsidiary of Community Bank & Trust-Habersham

         Community Bank & Trust-Alabama, a wholly owned subsidiary of Community Bankshares, Inc.

         Community Bank & Trust-Jackson, a wholly owned subsidiary of Community Bankshares, Inc.

         Community Bank & Trust-Troup, a wholly owned subsidiary of Community Bankshares, Inc.